Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

John Clough Named as Chairman of the Board of CDC Software Corporation

HONG KONG, ATLANTA – June 03, 2009 – CDC Software Corporation, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today the appointment of long-time CDC Corporation director John Clough as chairman of CDC Software’s board of directors.

Clough also serves as the chairman of the audit committee of the CDC Software board, and as a director and chairman of the executive committee for the board of directors of CDC Corporation. He has served as a member of the CDC Corporation board since 2003.

With more than 30 years of experience in the IT industry, Clough is a leader in the global enterprise software market, and holds a successful and extensive track record as an entrepreneur in Australia.

Mr. Clough currently serves as a Special Advisor to General Atlantic Partners, a leading global growth equity firm providing capital and strategic support for growth companies, a position he has held for nearly a decade.
Clough was also co-founder and managing director of the CSSL Group, a mid-range software distributor and hardware reseller. Prior to that, he was general manager of JBA, an Australia-based worldwide mid-range software distributor, and served as a consultant in the United Kingdom and throughout Europe.

“I have worked with John for many years and have found his business and governance expertise invaluable assets while he served on our board,” said Raymond Ch’ien, chairman of the board of directors of CDC Corporation. “Our Board is excited to promote John as chairman, who we believe will provide the critical leadership we need to take CDC Software to the next level of its long-term growth objectives.”

“I am honored to be named as chairman of this very experienced board that includes formidable leaders in the global business community,” said Clough. “I look forward to helping CDC Software execute on its strategic growth initiatives, which I believe will strongly position the company for long-term success.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about strategic growth initiatives and our position for long-term success, our beliefs regarding future growth by CDC Software, our beliefs regarding the continued service of any of our directors, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the enterprise software industry, and competitive products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise